ZIMMERMAN SIGN COMPANY 3013 NORTH JACKSON JACKSONVILLE, TEXAS 75766	CONTACT: CHRIS JAMES
(903) 589-2100

NEWS RELEASE

Zimmerman Sign Company Announces

Settlement of SEC Investigation

May 22, 2003.

Jacksonville, Texas - Zimmerman Sign Company (the "Company") today announced that it has reached a settlement with the Securities and Exchange Commission (the "SEC") concerning the investigation conducted by the SEC into alleged violations of federal securities laws relating to the previously announced $5.5 million negative accounting adjustment due to inventory overstatements.

The Company entered into the settlement with the SEC without admitting or denying any of the SEC’s findings. The settlement resulted in the issuance of administrative orders by the SEC finding that, among other things, the Company violated books and records provisions and internal accounting control provisions of the Securities Exchange Act of 1934 (and the rules promulgated thereunder) (the "Exchange Act"). The administrative orders require that the Company cease and desist from committing or causing any violation or future violations of such provisions of the Exchange Act. No monetary penalty was imposed on the Company.

In addition, pursuant to this settlement, the SEC revoked the registration of the common stock of the Company under the Exchange Act. As a result, the Company will not be required to file any Forms 10-Q or 10-K with respect to the balance of the calendar year ending December 31, 2003.

"We are pleased that we were able to settle this matter with the SEC after implementing changes to our personnel and accounting procedures following discovery of the accounting errors," remarked Chris James, Vice President of Finance of the Company, "and we plan to put this chapter behind us and more forward in the months ahead by devoting our attention to growing our business and providing quality service to our customers and value to our shareholders."

Zimmerman Sign Company is a leading producer of site identification products for large national and regional retailing organizations.

Certain statements set forth above are forward-looking statements within the meaning of the Exchange Act. Such statements are based upon Company management's current estimates, assumptions and expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described herein.